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                                                                  Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 28, 2002





Dear Sir/Madam:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K/A dated May 16, 2002, of Intermedia Communications Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

By /s/ Michael V. Landrum
----------------------------
       Michael V. Landrum



Copy to:
Scott D. Sullivan, Secretary, Treasurer and Vice President
Intermedia Communications Inc.